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                                                                   EXHIBIT 10.45



                    ACMECITY INTERACTIVE COMMUNITY AGREEMENT

                                  JUNE 14, 1999


        THE PARTIES (AS DEFINED BELOW) INTEND TO COOPERATE TO CREATE A CO-BRANDED PERSONAL HOME PAGE COMMUNITY WITHIN THE EXISTING ACMECITY COMMUNITY. THE PURPOSE OF THIS AGREEMENT IS TO SET FORTH THE FOLLOWING MUTUAL UNDERSTANDINGS BY AND AMONG THE PARTIES RELATED TO THE COMMUNITY (AS DEFINED HEREIN):

1. PARTIES. AcmeCity ("AcmeCity"), a Delaware LLC and Stan Lee Media, Inc., a Delaware corporation ("Stan Lee"). AcmeCity is a joint venture between Warner Bros. Online ("WB Online") and FortuneCity.com, Inc.

2. TERM.

        (a) The Term of this Agreement shall be 18 months from the date hereof.

        (b) AcmeCity shall have one (1) option to renew this Agreement for an additional successive term of 18 months (the "Option"). The Option shall be exercised by AcmeCity no later than 60 days prior to the expiration of the Term.

3. THE COMMUNITY. AcmeCity shall create the Community within AcmeCity for Stan Lee fans or may create many communities representing various Stan Lee properties (all of the communities shall be known as the "Community"). The Community is intended to provide a forum for users who desire to create personal home pages dedicated to Stan Lee characters, storylines or other Stan Lee Content (as defined herein)

4. COMMUNITY DEVELOPMENT AND HOSTING. AcmeCity shall provide all site development, design, production, maintenance, monitoring, hosting and administrative functionality for the Community. AcmeCity shall have the right to edit the Stan Lee Content for timing and space considerations. Except as provided in the previous sentence, AcmeCity may not edit the Content without Stan Lee's prior written approval.

5. STAN LEE CONTENT.

        (a) Stan Lee shall provide a sufficient supply of Stan Lee-branded elements (e.g. Stan Lee artwork, images, logos, etc.) to AcmeCity for use in the Community. Such materials shall be made available within 5 business days after a request from AcmeCity. Such materials shall, in the mutual discretion of AcmeCity and Stan Lee, give the Community a similar look and feel to Stan Lee's official web site currently located at www.StanLee.net ("Stan Lee Online").

        (b) Stan Lee shall use its best efforts (including good faith negotiation with Marvel Characters, Inc. to enter into a definitive agreement) to provide the Community with digital assets related to Stan Lee created comic characters and stories previously distributed the



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Marvel Comics brand (the "Marvel Assets"). The Marvel Assets shall also include all artwork and depictions of the principal characters created by Mr. Stan Lee and distributed by Marvel Characters, Inc. or its affiliates. The Marvel Assets shall only be used for publicity, advertising, public relations, historical or other related purposes, provided that such usages do not confuse ownership or source of origin of the Marvel Assets and that such usages are given full attribution of trademark and copyright to Marvel Characters, Inc. The Marvel Assets shall be placed in a section of the Community called "history," "retrospective" or similar names. WB Online shall decide, in its sole discretion, to exhibit or use the Marvel Assets, if at all, in the Community.

        (c) Stan Lee shall provide a comic industry news section (such section is currently called the "Stanzine") in the Community. Such section shall be placed in the "What's New" portion of the Community.

        (d) The content listed in paragraphs (a) through (c) of this Section 5 shall be the "Stan Lee Content."

        (e) The quality and accuracy of the Stan Lee Content shall be solely the responsibility of Stan Lee.

        (f) For the duration of the Term, AcmeCity shall have the right to maintain the Stan Lee Content (as defined herein) in an archive.

6. STAN LEE REPRESENTATIONS, WARRANTIES AND INDEMNITIES.

        (a) In addition to the warranties contained in the AcmeCity Standard Terms and Conditions and without limiting the generality thereof, Stan Lee represents and warrants that the creation of a section in AcmeCity relating to Stan Lee which contains Marvel Assets or authorizes third parties to use Marvel Assets in a personal web space as contemplated by the limitations detailed in
Section 5(b) of this Agreement (i) shall not infringe, violate or misappropriate any copyright or trademark of, violate any agreement with, or otherwise violate or infringe on any rights of the kind or nature of, Marvel Characters, Inc., its affiliates or any third party; and (ii) shall not violate the terms of any agreement between Stan Lee Media, Inc., Mr. Stan Lee, or any affiliate of either, on one hand and Marvel Characters, Inc. or its affiliates, on the other. Stan Lee further represents and warrants that it has all rights necessary to grant to AcmeCity the rights granted hereunder and all rights necessary to grant to AcmeCity the rights to exhibit, display or utilize Marvel Assets in any manner consistent with this Agreement.

        (b) In addition to the indemnities contained in the AcmeCity Standard Terms and Conditions and without limiting the generality thereof, Stan Lee further agrees to defend, indemnify and hold WB Online and any of its owners, principals, employees, licensees, sole proprietors, partners, officers, directors, shareholders, agents, affiliates, successors, assigns, and representatives harmless from and against all claims, liability and expense (including reasonable attorneys' fees and costs) arising out of or relating to the use or display of any part of the Marvel Assets in accordance with this Agreement and any negligent act, misfeasance, or nonfeasance by Stan Lee or any of its agents, contractors, servants, employees, or licensees or the breach or



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alleged breach of Stan Lee's representations, warranties or agreements herein.
At WB Online's request, Stan Lee shall provide a defense for WB Online in any such action or proceeding, actual, threatened, or potential (or, at WB Online's election, reimburse WB Online for reasonable fees and costs of WB Online's own counsel).

7. COMMUNITY CONTENT.

        (a) All content created for and provided to the Community shall conform to the AcmeCity standard terms and conditions as listed in Exhibit A attached hereto and shall be subject to the approval of both AcmeCity and Stan Lee.

        (b) All content created by third party users or AcmeCity in the Community, except for the Stan Lee Content, shall be and shall remain the property of AcmeCity after the termination of this Agreement.

8. ADVERTISING.

        (a) WB Online shall control and sell all advertising inventory within the Community.

        (b) WB Online shall pay Stan Lee fifty percent (50%) of the Net Advertising Revenue (as defined herein) derived from the Community on a quarterly basis. "Net Advertising Revenue" shall be defined as the amount remaining after deducting from the Gross Advertising Revenue (as defined herein) a 30% sales and ad serving fee, a 10% hosting fee, a 10% policing and monitoring fee and a 10% design, production, and maintenance fee. "Gross Advertising Revenue" shall be defined as all monies actually received by WB Online in connection with sales or sponsorships of advertisements on Community pages.

        (c) AcmeCity acknowledges that some of the Content will be associated with certain sponsorships. AcmeCity shall act in good faith and use commercially reasonable efforts to use such sponsorships in the Community. In no event, however, shall AcmeCity, due to such sponsorships, be prohibited from selling advertising anywhere within the Community.

        (d) Stan Lee shall have the option to sell advertising inventory in the Community under the following conditions:

                (i) Stan Lee shall provide WB Online with 60 days written notice of its intention to sell advertising inventory in the Community; and

                (ii) Stan Lee shall receive the written approval of WB Online sales and advertising staff regarding advertising terms and conditions including, but not limited to, CPM, the number of guaranteed impressions, the length of advertising deals and other client considerations.

        In the event that Stan Lee is not able to provide WB Online with such 60 day written notice and still desires to sell advertising inventory in the Community, Stan Lee must receive



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WB Online's written approval of such transaction in advance and such approval may be withheld in the sole discretion of WB Online.

9. PROMOTIONS.

        (a) AcmeCity shall promote the Community as follows:

                (i) The Community will be AcmeCity's featured community of the day for at least four days over a two week period following the Community launch (the "Launch"). Featured community promotion will include a home page icon, and a prominently placed, above-the-fold text tout. Following the two week period after Launch, the Community will be included in the general AcmeCity featured community rotation.

                (ii) Images from the Community will be included in the general rotation of images displayed within the circular graphic located in the center of the AcmeCity home page.

                (iii) Within two weeks following the Launch, the Community shall be featured in a special edition AcmeCity newsletter distributed to all registered users of AcmeCity.

                (iv) Subject to available content, AcmeCity will develop and produce a Stan Lee streaming media page for inclusion in the Community, and make commercially reasonable efforts to gain linkage to the page from MSN's streaming video guide.

                (v) The Community shall include a link to the stanlee.net site from all "What's New," "Explore," and "Community" main screen pages.

        (b) Stan Lee shall promote the Community as follows:

                (i) Stan Lee shall use its best efforts to provide a guaranteed amount of marketing consideration within Stan Lee's affiliated online sites and via related offline Stan Lee initiatives promoting the Community. Such marketing consideration shall be detailed on Exhibit A attached hereto.

                (ii) Mr. Stan Lee, the individual, shall use his best efforts to provide a guaranteed level of online and offline marketing consideration through the inclusion of the AcmeCity Community URL in offline publications, appearances (if any), special autographed merchandise, broadcast programs, and online chats and other promotions. Such marketing consideration shall be detailed on Exhibit B attached hereto.

                (iii) Stan Lee and Mr. Stan Lee shall provide the virtual character now known as "Stan 2.0" to the Community for marketing and promotion surrounding the launch of the Community and on a weekly basis throughout the Term. "Stan 2.0" shall be exclusive to



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        the Community for 60 days from the initial appearance of "Stan 2.0."

        (c) The URL for the Community shall be www.stanlee.acmecity.com.

10. LINKS.

        (a) Stan Lee shall provide above-the-fold linkage from prominent locations within Stan Lee Online to the Community, including, but not limited to, the Stan Lee Online home page and the Stan Lee navigation bar, if any.

        (b) Stan Lee shall provide above-the-fold default linkage from prominent locations in all other Stan Lee web sites, including, but not limited to, all sites officially associated with Stan Lee.

        (c) AcmeCity shall provide a link to Stan Lee Online on each homepage created within the Community.

11. EXCLUSIVITY. AcmeCity shall serve as the exclusive provider of personal home page services for Stan Lee and its affiliates and shall have exclusive access among all personal home page providers for Stan Lee and all Stan Lee properties.

12.     E-COMMERCE RIGHTS.

        (a) WB Online shall be responsible for sales and fulfillment of any premium Community services (e.g. the purchase of additional memory for a personal home page) or Community merchandise. WB Online shall pay Stan Lee twenty percent (20%) of the net revenue derived from the sale of such products. Net revenue shall be calculated by subtracting all costs and expenses of WB Online or AcmeCity associated with such sale, including, but not limited to, costs of goods sold, costs of fulfillment, and costs of hosting of personal home pages.

        (b) Stan Lee shall be responsible for sales and fulfillment of all goods and services within the Community relating to Stan Lee products and any other Stan Lee-based merchandise (the "Products"). Stan Lee shall pay WB Online twelve and one-half percent (12.5%) of the gross revenue derived from such sales regardless of whether such sales are completed online or by other means.

        (c) If Stan Lee does not source the Products then Stan Lee shall pay AcmeCity fifty percent (50%) of all revenue it receives from sale of the Products if such sale was due to traffic driven from the Community or WB Online.

        (d) Stan Lee shall pay AcmeCity fifty percent (50%) of all revenue it receives from the sale of comic books (or similar items) through Next Planet Over or another third party entity if such sale was due to traffic driven from the Community or WB Online.

13. PUBLICITY. AcmeCity and Stan Lee shall issue a joint press release announcing this



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transaction. Each Party shall approve any and all press releases before they are issued. Any subsequent release concerning this transaction shall be approved by both Parties before it is issued.

14. MISCELLANEOUS:

        (a) International Version of the Community. All of the terms herein shall apply to both the domestic and the international version of the Community. The international version of the Community shall mean both international user access to English-based content and local language versions of the Community in foreign languages.

        (b) Ownership of Demographic Data. AcmeCity and Stan Lee shall each own a one-half undivided interest in the demographic data registered in the Community. Use of such names shall be limited by the AcmeCity standard terms and conditions or the reasonable approval of WB Online and Stan Lee.

        (c) Forms of Distribution. All of the terms and conditions contained in this agreement shall be applicable if the Community is distributed on the internet or via commercial online services and delivered to the user through any means or media, whether now known or hereinafter devised, including, but not limited to, narrowband, broadband and wireless distribution, throughout the universe and in any and all languages.

        (d) Entire Agreement. This Agreement and its exhibit contain the entire agreement between the Parties and may not be modified, amended or changed except by written instrument signed by duly authorized executives of each Parties and designated as an amendment

        (e) Waiver. The failure by any Party at any time to require performance by any other Party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require performance or to claim a breach with respect thereto.

        (f) Construction. The Parties agree that this Agreement was fully negotiated by the Parties and, therefore, no provision of this Agreement shall be interpreted against any Party because such Party or its legal representative drafted such provision.

        (g) Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or telecommunications mechanism or (c) mailed by certified or registered mail, postage prepaid, receipt requested, to the addresses set forth below:


                Warner Bros. Online
                4000 West Alameda Ave., 5th Floor
                Burbank, California 91522-1705
                Facsimile No.: (818) 977-3135
                Attn:  General Counsel



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                Stan Lee Media
                15821 Ventura Blvd., Suite 675
                Encino, California  91436
                Facsimile No.: (818) 461-1760
                Attn:  Chief Operating Officer

        (h) Counterparts. This Agreement may be executed in counterparts and each shall be deemed an original.

        (i) Facsimile Signatures. This Agreement may be executed by facsimile signature.




              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]






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THE PARTIES INDICATE THEIR AGREEMENT TO THE FOREGOING BY SIGNING IN THE SPACE
PROVIDED BELOW.




                                           "ACMECITY"


                                           By:  WARNER BROS. ONLINE
                                           Its:   Manager



                                           _/s/ Jim Moloshok
                                           By: Jim Moloshok
                                           Its: President
                                           _/s/ Jeff Weiner



                                           By: Jeff Weiner
                                           Its: Vice President of Planning,
                                           Development & Administration




                                           "STAN LEE MEDIA, INC.",
                                           a Delaware corporation



                                           _/s/ Gill Champion
                                           By: Gill Champion
                                           Its: Chief Operating Officer



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                                    EXHIBIT A



         Marketing Consideration to be Provided by Stan Lee Media, Inc.



        Stan Lee Media, Inc. shall use its best efforts to provide offline Stan Lee initiatives promoting the Community. Such marketing consideration shall include, but not be limited to:

1. Promotional inserts in poly-bagged comic collectibles distributed through between 2,000 and 25,000 mini-marts around the United States over the term of the agreement.

2.      Print advertisements in comic book and related mass market magazines.

3.      Direct mailings to comic book enthusiasts around the world.

4.      In-store promotions in comic book stores.

5. Regular media support though all news releases, interviews and articles relating to Mr. Stan Lee and Stan Lee media.

6. Promotion of the Community in future advertising and packaging for ancillary media products. For example, the AcmeCity URL would be included in the screen credits for a feature film or television show and on the cover art for any related soundtracks or music related products.

7. Promotion of the Community in future advertising and packaging for ancillary products. For example, the AcmeCity URL would be included in the packaging and cover art for ancillary merchandising products such as action figures, t-shirts, etc.


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                                    EXHIBIT B


        Mr. Stan Lee, the individual, shall use his best efforts to provide a guaranteed level of online and offline marketing consideration through the inclusion of the AcmeCity Community URL in offline publications, appearances at Siggraph, Comicon San Diego, Comic Action Show in Essen, Germany, among others, and all other appearances Stan shall attend, special autographed merchandise designed in association with Acme City, broadcast programs including ZD TV, Entertainment Tonight, and online chats and other promotions. In addition, if Mr. Stan Lee prepares any sort of fan newsletter (either online or offline), Mr. Stan Lee will include some information about the Community including the AcmeCity URL.



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                     ACMECITY STANDARD TERMS AND CONDITIONS



1. GENERAL SCOPE OF AGREEMENT: The specific services provided by Stan Lee to WB Online and ACME City (Collectively "WB Online") pursuant to this Agreement are set forth in the attached agreement (the "Agreement"). In the event of conflict between these Standard Terms and Conditions and the terms in the Agreement, the terms set forth in the Agreement shall govern with respect to the conflicting term only. Any terms not specifically defined herein shall be defined as set forth in the Agreement, which is incorporated herein by reference.

2. CONTENT RESTRICTIONS: The Content or the information collected under this Agreement (the "Information") shall not contain anything that, in WB Online's sole judgment, may be in bad taste or in violation of law, may constitute libel or slander, may be inconsistent with WB Online's public image, may fail to meet community standards regarding obscenity or indecency, or may tend to bring disparagement, ridicule, or scorn upon WB Online. If notified of allegedly infringing, defamatory, damaging, obscene, illegal, or offensive material, WB Online may (but shall not be required to) investigate the allegation and determine in good faith and at its sole discretion whether to remove, or to request that Stan Lee cease dissemination of the Content or use of the Information. If Stan Lee refuses such request, WB Online may, at its sole discretion and without prejudice to any other rights WB Online may have against Stan Lee, immediately remove the Content or stop providing the Information or terminate this Agreement. WB Online shall not be liable for any damages incurred by Stan Lee because of any such action. WB Online may, at its sole discretion, place on any Web home page, or on any other graphical or non-graphical interface, an on-screen disclaimer that limits WB Online's responsibility for the Content or the Information.

3. GENERAL OBLIGATIONS OF STAN LEE: Stan Lee shall:

        1. Promptly comply with all laws, ordinances, orders, rules, regulations, and requirements of all federal, state, and municipal governments and appropriate departments, commissions, boards, and offices thereof, at its sole cost and expense;

        2. Pay promptly when due all obligations incurred directly or indirectly in connection with this Agreement and with any operations in connection with Web home pages, Web Sites, or any other Internet graphical or non-graphical interfaces, including but not limited to all taxes and assessments and all accounts and other indebtedness of every kind and character incurred by or on behalf of Stan Lee in connection with any operations in connection with Web home pages, Web Sites, or any other Internet graphical or non-graphical interfaces.

4. DEFAULT: Either party shall be in default of this Agreement if it breaches any material provision hereof and fails within 10 days after receipt of notice of default to correct such default, or to commence corrective action and proceed with due diligence to correct such default, or it becomes insolvent, makes an assignment for the benefit of its creditors, a receiver is appointed or a petition in Bankruptcy is filed with respect to the party and is not dismissed within 30 days. Either party may terminate this Agreement at any time after a party is in default of this Agreement.

5. OWNERSHIP AND USE OF URLS AND MEMBER DATA. WB Online shall have the exclusive right to own, control, maintain and use any and all user traffic throughout the Community and URLs or other names, designs or branding established for the Community (excluding designs or trademarks owned by Stan Lee). WB Online shall be entitled to own, report and claim as its own all traffic, visitors to the Community web site and registered users (if any) within the Community.

6. WARRANTY: Stan Lee represents and warrants that the use of the Content by WB
Online: complies with all applicable laws and regulations; does not require any payment, accordance of credit or the performance of any other obligations by WB Online to any third party; does not infringe or misappropriate any copyright, trademark, patent, the trade secrets or any other rights of any third persons, or otherwise violate this Agreement. If notified of any claim to the contrary, WB Online may, at its sole discretion, remove or request the removal of the subject material.

7. INDEMNIFICATION: Stan Lee shall defend, indemnify and hold WB Online and any of its owners, principals, employees, licensees, sole proprietors, partners, officers, directors, shareholders, agents, affiliates, successors, assigns, and representatives harmless from and against all claims, liability and expense (including reasonable attorneys' fees and costs) arising out of or relating to the use or display of any part of the Content and any negligent act, misfeasance, or nonfeasance by Stan Lee or any of its agents, contractors, servants, employees, or licensees or the breach or alleged breach of Stan Lee's representations, warranties or agreements herein. At WB Online's request, Stan Lee shall provide a defense for WB Online in any such action or proceeding, actual, threatened, or potential (or, at WB Online's election, reimburse WB Online for reasonable fees and costs of WB Online's own counsel). WB Online shall defend, indemnify and hold Stan Lee and any of its owners, principals, employees, licensees, sole proprietors, partners, officers, directors, shareholders, agents, affiliates,



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successors, assigns, and representatives harmless from and against all claims, liability and expense (including reasonable attorneys' fees and costs) arising out of or relating to the use or display of any part of the Content and any negligent act, misfeasance, or nonfeasance by WB Online or any of its agents, contractors, servants, employees, or licensees or the breach or alleged breach of WB Online's representations, warranties or agreements herein. At Stan Lee's request, WB Online shall provide a defense for Stan Lee in any such action or proceeding, actual, threatened, or potential (or, at Stan Lee's election, reimburse Stan Lee for reasonable fees and costs of Stan Lee's own counsel).

8. INDEPENDENT CONTRACTORS: The relationship of Stan Lee and WB Online established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other, constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever. All financial obligations associated with each party's business are the sole responsibility of that party.

9. CONFIDENTIALITY: The parties acknowledge that by reason of their relationship to each other hereunder, each shall have access to certain information and materials concerning the other's business, plans, customers, technology and products that is confidential and of substantial value to that other party, which value would be impaired if such information were disclosed to third parties ("CONFIDENTIAL INFORMATION"). Confidential Information of Stan Lee shall include, without limitation, the technical parameters of the Service provided by Stan Lee whether or not so marked. Confidential Information of WB Online includes without limitation, the technical parameters of the Service provided by whether or not so marked, and all business related information with regard to the organization of Entertaindom, WB Online and any of its designees or affiliates. Each party agrees that it shall not use in any way, for its own account or the account of any third party, except as expressly permitted by this Agreement, nor disclose to any third party, any such Confidential Information revealed to it by the other party and shall take every reasonable precaution to protect the confidentiality of such information. Each party agrees not to disclose any financial terms or specific clauses of this Agreement to any third party without the other's written consent in its sole discretion, except as required by securities or other applicable laws and to such party's accountants, attorneys and other professional advisors, in which case each party shall notify the other party of such disclosure in writing.

10. ASSIGNMENT OR TRANSFER: This Agreement is non-assignable by Stan Lee. This Agreement may be assigned freely by WB Online to any entity of Time Warner, Inc., Warner Bros. or Warner Bros. Online, or to any entity of which Time Warner, Inc., Warner Bros. or Warner Bros. Online owns a substantial interest. Such assignment shall be binding upon the undersigned and inure to the benefit of such assignee and such assignment shall be deemed a novation forever releasing and discharging WB Online from any further liability or obligation to Stan Lee.

11. NO WAIVER: The waiver by the parties of any breach or default, or series of breaches or defaults, of any term, covenant, or condition herein shall not be deemed a waiver of any subsequent or continuing breach of default of the same or any other term, covenant, or condition contained in this Agreement. No such waiver shall be effective unless set forth in a writing signed by the party being charged with the waiver.

12. NO GUARANTEE: Except as set forth in the Agreement, WB Online does not represent, warrant, or guarantee that WB Online will use the Content or that Stan Lee will receive or experience any revenues or profits in connection with the use of the Content with the Community. If WB Online decides to use the Content, it may decide to remove the Content at anytime for any reason without any liability to Stan Lee except for payments previously incurred and due under this Agreement.

13. STATEMENTS: If required pursuant to the Agreement, WB Online will provide statements within 45 days after the close of the applicable calendar quarter.

14. AMENDMENT OR MODIFICATION: This Agreement may not be amended, modified, enlarged, altered, or changed in any way except by a subsequent written agreement signed by all parties to this Agreement.

15. SURVIVAL OF COVENANTS: The covenants relating to payment, liability and indemnification with respect to any provision of this Agreement shall survive any expiration, cancellation, or termination of the Agreement.

16. SEVERABILITY: If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, or restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated; provided, however, that in the event any part hereof relating to the payment of fees to WB Online is for any reason declared invalid or unenforceable, WB Online shall have the option of immediately terminating this Agreement upon written notice to Stan Lee.



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17. FORCE MAJEURE: WB Online and Stan Lee shall be excused from performance hereunder to the extent that performance is prevented, delayed, or obstructed by causes beyond WB Online's or Stan Lee's reasonable control, including but not limited to Acts of God (fire, storm, floods, earthquakes, etc.), civil disturbances, disruption of telecommunications or other essential services, or interruption or termination of service by an Internet access Stan Lee being used by WB Online to link to the Internet. In the event of an interruption or termination of service by the Internet access provider being used by WB Online to link to the Internet, WB Online shall take reasonable measures to obtain alternate access to the Internet, but shall not be liable for any damages to Stan Lee caused by any disruption in service.

18. MISCELLANEOUS:

        1. Governing Law: This Agreement shall be deemed to have been negotiated and entered into, and shall be construed in accordance with the laws of the State of California and of the United States applicable to agreements which are fully negotiated, signed and performed within such state. All actions, proceedings or litigation brought by Stan Lee against WB Online shall be instituted and prosecuted solely within the State of California. Stan Lee hereby consents to the jurisdiction of the state courts of California and the federal courts located in the Central District of the State of California as to any matter arising out of or relating to this Agreement.

        2. Illegality: Nothing contained herein shall require the commission of any act or the payment of any compensation which is contrary to law, and if there shall exist any conflict between any provision contained herein and any such law, the latter shall prevail.

19. ENTIRE AGREEMENT: This Agreement and the attached Agreement, which is hereby incorporated by reference, expresses the entire agreement between WB Online and Stan Lee and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof.



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